Exhibit 99.2
SGX provides update on BCR-ABL collaboration
SAN DIEGO, September 10, 2007 — SGX Pharmaceuticals, Inc. (NASDAQ: SGXP) today provided an update on its license and collaboration agreement with Novartis focused on the development and commercialization of BCR-ABL inhibitors for the treatment of both first line and drug resistant Chronic Myelogenous Leukemia (CML).
Under the collaboration, SGX and Novartis are progressing a number of potential drug candidates, with the anticipated timeline for filing an IND of the second half of 2008, contingent upon the successful completion of further preclinical studies, including formal toxicology studies and drug formulation studies.
One of the candidates from the collaboration, SGX393, is a potent inhibitor of the T315I mutant (as well as other drug resistant mutants and wild type BCR-ABL) and has its most likely application in drug resistant CML. Pursuant to an amendment to the license and collaboration agreement, SGX has obtained the right to develop and commercialize SGX393 outside of the collaboration, subject to a reacquisition right of Novartis that is exercisable at a future date. In addition, the amendment gives Novartis responsibility for the selection of all future development candidates as well as responsibility for the clinical development of additional compounds from the collaboration. The financial terms of the collaboration agreement remain unchanged.
The amendment is intended to maximize the potential output of the Novartis-SGX collaboration. Going forward, collaboration efforts will continue to focus on drug candidates that have potential for front-line usage. SGX now has the additional opportunity to bring forward a molecule in SGX393 which provides the potential for accelerated approval in the drug resistant CML patient population for which there are limited treatment options. The anticipated timeline for filing an IND on SGX393 is the first half of 2008, contingent upon the successful completion of further preclinical studies, including formal toxicology studies and drug formulation studies.
“We are pleased with the progress under our collaboration with Novartis,” said Mike Grey, President and Chief Executive Officer of SGX. “With the collaboration focusing on potential front-line candidates and SGX moving SGX393 forward, we now have multiple opportunities being progressed in parallel for this important disease area.”
About SGX Pharmaceuticals
SGX Pharmaceuticals is a biotechnology company focused on the discovery, development and commercialization of innovative cancer therapeutics. The SGX oncology pipeline includes drug candidates from its enabling, proprietary FASTTM drug discovery platform, such as next generation BCR-ABL inhibitors currently being developed in partnership with Novartis, MET tyrosine kinase inhibitors, including SGX523, and potent JAK2 inhibitors. More information on the pipeline and drug discovery platform can be found at

www.sgxpharma.com and in the Company’s various filings with the Securities and Exchange Commission.
Forward-looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to research and development programs, expectations regarding the timing of the filing of INDs, the potential of the Company’s inhibitors as treatments for certain cancers and the ability to discover, develop and commercialize cancer therapeutics. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to file INDs or commence clinical studies in the referenced time frames. For a discussion of these and other factors, please refer to the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2006, as well as other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and SGX undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.
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Contact:	Todd Myers	Jason Spark
	Chief Financial Officer	Media & Investor Relations
	SGX Pharmaceuticals	Porter Novelli Life Sciences
	(858) 558-4850	(619) 849-6005